Exhibit 10.1

DEBENTURE MODIFICATION
AND THIRD EXTENSION AGREEMENT

THIS AGREEMENT is by and between Enable Holdings, Inc. (hereinafter referred to as “Company”), and ________ (hereinafter referred to as the “Holder”), and shall have an effective date as of the date it is fully executed by all of the parties hereto.

WITNESSETH:

WHEREAS, Company previously executed a Debenture in an original principal amount of _____________ originally dated October 31, 2008 as extended on January 15, 2009 and April 14, 2009, copies of which are attached hereto as Exhibit A. (hereinafter referred to as the “Debenture”); and

WHEREAS, the Debenture was a part of a bridge loan financing between the Company, the Holder and several other lenders with an aggregate principal balance currently totaling Two Million Four Hundred Fifty Thousand ($2,450,000) (the “Bridge Loan Financing”); and

WHEREAS, the Company has commenced raising money for a Senior Convertible Debenture (the “Convertible Debenture”) of up to Seven Million Five Hundred Thousand Dollars ($7,500,000) of which an amount of approximately One Million Three Hundred Thousand Dollars ($1,300,000) has been raised; and

WHEREAS, the Holder herein agrees that the Debenture shall in all respects be treated pari passu with the holders of the Convertible Debenture; and

WHEREAS, the Company desires, and the Holder agrees, to extend the term of payment for this Debenture for an additional thirty (30) days past its extended maturity, along with the majority of the other Bridge Loan Financing debentures; and

WHEREAS, other than what has been agreed upon in the Debenture Modification and Extension Agreement, the Debenture Modification and Second Extension Agreement and this Debenture Modification and Third Extension Agreement, the Company has complied with all material terms of the Debenture up to the date of this extension; and

WHEREAS, Company and Holder wish to modify the Debenture in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions, provisions and covenants contained herein, Company and Holder do hereby agree as follows:

1.	Interest Payments as set forth in Section 2 shall continue to be paid monthly.

2.
The Holder agrees that all the rights, stipulations and conditions contained in the Debenture, and any and all mortgages securing repayment thereof shall be deemed pari passu with the rights, stipulations and conditions contained in the Convertible Debenture.

3.	The Maturity Date shall be extended until August 13, 2009.

4.
All the rights, remedies, stipulations and conditions contained in the Debenture, and any and all mortgages securing repayment thereof, shall also apply to any default in or failure to pay the modified payments required hereunder.

5.	Company shall make and execute any and all other documents as may be necessary or required to effectuate the terms and conditions of this Agreement.

6.
Save and except for the modifications contained herein, the terms, conditions and provisions of the Debenture, and any and all mortgages securing repayment thereof, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the ___ day of July, 2009.

ENABLE HOLDINGS, INC.

By:
Its: